UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Investment Grade Municipal Income Fund Inc.

(Name of Registrant as Specified In Its Charter)
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Investment Grade Municipal Income Fund Inc.
51 West 52nd Street
New York, New York 10019-6114

December 12, 2008

Dear Shareholder:

We recently mailed to you proxy materials for the upcoming Annual Meeting of Stockholders of Investment Grade Municipal Income Fund Inc. (the “Fund”), to be held on January 15, 2009. In these materials, your Board of Directors is asking you to use the WHITE Proxy Card to vote “FOR” the re-election of the Fund’s director nominees, “FOR” the proposal to approve a new investment advisory contract with lower fees and “AGAINST” two shareholder sponsored proposals.

We urge you to take a moment to review these materials and to vote in accordance with your Board of Directors’ recommendations. Please be sure to complete, sign and date the enclosed WHITE Proxy Card to ensure that your vote is counted. If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares this year (as it has in past annual meetings) unless you complete, sign, date and return the enclosed proxy card. If you have already returned a WHITE Proxy Card, we thank you for your support.If you have already returned a gold or other color proxy card and wish to vote according to the recommendations of your Board of Directors, please sign, date and return the enclosed WHITE Proxy Card. Only the latest dated proxy will count.

You may have already received proxy solicitation material with a gold proxy card from a group of dissidents led by Arthur D. Lipson and his Western Investment LLC hedge fund (“Western”). Do not be confused. We believe that this is an attempt by a group of dissident hedge funds to take control of your long-term investment for their short-term gain. Western’s solicitation is not endorsed by the Fund or your Board of Directors. Your Board of Directors strongly opposes Western’s attempt to replace six experienced Directors of the Fund with a hand-selected group of dissident nominees who we believe are beholden to Western.

Western is trying to replace your Board in its entirety with Mr. Lipson’s hand-picked group of nominees. Mr. Lipson has a long history of trying to force closed-end funds into actions that would likely yield short-term profits at the expense of long-term investors. In recent years, Western has aligned itself with other hedge funds to pursue short-term arbitrage strategies against other closed-end funds.

Please consider the following:

•	Don’t be misled by Mr. Lipson’s statements about the Fund’s performance. Notwithstanding a turbulent year in the financial markets, the Fund’s performance on a net asset value basis has generally been in line with that of its peers. Moreover, on a market price basis, the Fund has outperformed its peer group median as of November 30, 2008, over one-, three-, five- and ten-year periods.

•	Don’t let Mr. Lipson’s statements mislead you into thinking that your Board of Directors and the manager of your Fund, UBS Global Asset Management (Americas) Inc., have acted in an unethical manner. Nothing could be further from the truth – your Board of Directors is comprised of six individuals who have built professional careers based on trust and upholding the highest ethical standards and all of them are independent from the Fund’s manager and UBS.

•	Mr. Lipson has attacked affiliates of your Fund’s manager, UBS Global Asset Management (Americas) Inc. Your manager has not been accused of any misdeeds, despite the insinuations that Mr. Lipson makes in his letters to you.

•	Mr. Lipson has suggested possibly open-ending or liquidating your Fund. Any short-term gain that could be realized through conversion to an open-end fund or liquidation would be offset by the significant expenses that implementing such proposals could entail, including the costs of obtaining stockholder approval, legal expenses, potential negative tax consequences, costs associated with liquidating the Fund’s assets to meet redemption requests (quite possibly at an inopportune time, given the current market turmoil), and the ongoing distribution and other costs of operating an open-end fund.

•	Mr. Lipson contends that his “interests are aligned” with the Fund’s stockholders. We have been informed that Mr. Lipson and his hedge funds frequently hedge their economic exposure to closed-end funds and therefore may have little in common with stockholders who have invested in the Fund with the goal of achieving high levels of current income exempt from federal tax.

•	Should Mr. Lipson and his candidates be elected to the Board, we believe they will owe allegiance to Western. If elected, Mr. Lipson will have the task of serving two masters - investors in his own hedge funds and investors in your Fund. These two tasks may not always align. What is best for one may not be best for both. Furthermore, Matthew Crouse, one of Western’s nominees, is also an employee of Western. Because of the short-term focus of Mr. Lipson’s hedge funds, it strains credulity that Mr. Lipson’s candidates will make decisions that favor all Fund stockholders at the expense of his hedge funds. You should not elect directors with such conflicting loyalties.

We urge you to support the Fund by completing, signing and dating the enclosed WHITE Proxy Card and promptly mailing it in the enclosed postage-paid envelope. Shareholders who hold their shares through a bank or broker may also vote by telephone or internet by following the instructions on the enclosed card. Please do not sign or vote any gold or other color proxy card sent to you by Western or its associates.

Whether or not you plan to attend the Meeting, and regardless of the number of shares you own, we urge you to vote FOR your Board’s nominees on the WHITE proxy card.

We thank you for your continued support.

Sincerely,

The Directors of Investment Grade Municipal Income Fund Inc.

Richard Q. Armstrong	Alan S. Bernikow
Richard R. Burt	Meyer Feldberg
Bernard H. Garil	Heather R. Higgins

If you have questions or need assistance in voting your shares, please call:

Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038
(866) 295-4328 (Toll Free)